Exhibit 10.7.1

INDEPENDENT CONSULTANT AND SERVICES AGREEMENT

This Independent Consultant and Services Agreement (this “Agreement”) is made and entered into this 23rd day of January, 2026 (the “Effective Date”) and is by and between Amy (Vickroy) Walker (“Consultant”), XXXXXXX and Paycom Payroll, LLC, a Delaware limited liability company (“Paycom”) located at 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142. Consultant and Paycom are referred to herein collectively as the “Parties” and each individually as a “Party.”

1.
SERVICES.
1.1.
Paycom hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor to provide certain services to Paycom on the terms and conditions set forth in this Agreement, and as further described in the attached Statement of Work (“SOW”). The SOW shall be incorporated herein by reference.
1.2.
Consultant shall provide to Paycom business and technology consulting services, including the services provided in the SOW (the “Services”).
2.
TERM. Unless otherwise terminated sooner, the term of this Agreement shall commence as of the Effective Date and shall continue for a period of twelve (12) consecutive months thereafter (the “Term”). Certain terms of this Agreement shall remain in full force and effect after expiration of the Term, with respect to (a) any Creative Works in accordance with Section 5, (b) nondisclosure of Confidential Information received or retained by the Consultant in accordance with Section 6, and (c) Section 12, Non-Competition. Additionally, various other provisions of this Agreement may survive the expiration or termination of this Agreement, as provided for in Section 10 hereof.
3.
FEES AND EXPENSES.
3.1.
The total fees for the Services provided by Consultant are set forth in the SOW (“Fees”). The Fees are exclusive of any federal, state, or local sales or use taxes, or any other taxes or fees assessed on, or in connection with, any of the Services rendered herein. Consultant shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2.
3.2.
Unless otherwise specified in the SOW, Consultant is solely responsible for any travel or other costs or expenses incurred by Consultant in connection with the performance of the Services, and in no event shall Paycom reimburse Consultant for any such costs or expenses.
4.
RELATIONSHIP OF THE PARTIES.
4.1.
Consultant is an independent contractor of Paycom, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between Consultant and Paycom for any purpose. Consultant has no authority (and shall not hold itself out as having authority) to bind Paycom, and Consultant shall not make any agreements or representations on Paycom’s behalf without Paycom’s prior written consent.
4.2.
Without limiting Section 4.1, Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by Paycom to its employees (except in the capacity of a dependent of another Paycom employee, if applicable), and Paycom will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify Paycom against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by Consultant in connection with the performance of the Services shall be Consultant’s employees or contractors, and Consultant shall be fully responsible for them. In addition, Consultant shall defend, indemnify, and hold harmless Paycom against any claims made by or on behalf of any such employee or contractor.

5.
WORK PRODUCT OWNERSHIP. Any copyrightable works, ideas, discoveries, inventions, patents, products, drawings, illustrations, characters, text, layout, designs, ideas, digital files, or any other works or other information (collectively, the “Creative Works”) Consultant develops in whole or in part in connection with this Agreement shall be the exclusive property of Paycom. To the extent any Creative Works qualify as a work made for hire, authorship vests in Paycom. If the work does not qualify as a work made for hire, then Consultant hereby assigns all right, title, and interest to Paycom of any such Creative Works authored by Consultant, in whole or in part, in connection with this Agreement during the Term. Consultant agrees that Consultant has no ownership, rights, title, or interest in the Creative Works, nor will Consultant challenge Paycom’s ownership, rights, title, or interest in the Creative Works and its right to register intellectual property rights, and use or license the Creative Works at its sole discretion. Consultant agrees to execute any documents attesting to this that may be necessary for registering copyright or trademark rights with the U.S. or other governments. Consultant agrees that Consultant does not hold any copyright, trademark or other intellectual property interest in the Creative Works, including any changes, derivations, or substantially similar artwork, designs, or writings related to the Creative Works.
6.
CONFIDENTIALITY. For purposes of this Section 6, any reference to Paycom in its capacity as a Party shall include Paycom’s affiliated entities. Paycom agrees to provide Consultant with its Confidential Information for the performance of the Services provided hereunder.
6.1.
DEFINITION. “Confidential Information” means any or all information, whether of a business, financial, technical, engineering, economic, or other nature, and regardless of the form in which it is communicated or maintained, relating to a Party (or in regard to Paycom, Paycom’s affiliated entities or Paycom’s clients), including (i) product or service information, including product development, fees, costs, and pricing structures, product specifications, quality control tests and procedures, and analytical techniques; (ii) financial and business information, such as costs, fees, sales, and profits figures, analyses, forecasts, diagrams, reports, flow charts, manuals and documentation, strategies and plans for future business, new business, potential acquisitions, or divestitures, accounting and business methods, and databases; (iii) marketing information, including marketing strategies, advertising and pricing strategies, and information regarding the markets or sources with which sales are placed, and leads and referrals to prospective clients; (iv) research and development, including trade secrets, innovations, designs, ideas, inventions, and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; (v) computer software, including operating systems, applications, and program listings; (vi) confidential personnel information maintained in personnel files or known through direct supervision of employees, including compensation and benefits, skills, qualifications, and abilities; (vii) client and vendor information, including client and prospective client lists, vendor lists, information regarding clients and prospective clients such as the identity of clients, the names of the representatives of clients responsible for entering into contracts with either Party, the amounts paid by such clients to either Party, client contracts and contract terms, historical transaction data, proposals and related responses and analyses, specific client needs and requirements, specific client risk characteristics, and other information related thereto; (viii) third-party confidential information that is entrusted to either Party in confidence by third parties with whom that Party does business or is negotiating to do business; and (ix) information marked as “Confidential,” “Proprietary,” or similar legend by the disclosing Party when given to the receiving Party and/or information and data provided by the disclosing Party, which under the circumstances surrounding the disclosure should be reasonably deemed confidential or proprietary. Each Party will restrict the use of all Confidential Information to those purposes necessary for the performance under this Agreement.
6.2.
NONDISCLOSURE. During the term of this Agreement and thereafter, each Party will safeguard against disclosure of Confidential Information to third parties, using the same degree of care to prevent disclosure as it uses to protect its own information of like importance, but at least reasonable care. Each Party may make only the minimum number of copies of any Confidential Information required to carry out the purpose of this Agreement.

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6.3.
EXCLUSIONS. The aforementioned obligations set forth in this Section 6.1 and 6.2 above shall not apply with respect to any information that (a) was in Consultant’s possession or was known by her prior to its receipt from the disclosing Party or prior to joining Paycom or is not specific to Paycom, (b) was independently developed by Consultant without access to or the utilization of Confidential Information of the disclosing Party, (c) is or becomes public known or available lawfully, without fault of Consultant; or (d) is or becomes available on an unrestricted basis to Consultant from a source other than Paycom or source who was not under any obligation to keep such information confidential.
6.4.
DEFEND TRADE SECRETS ACT. Consultant understands that, pursuant to the Defend Trade Secrets Act, Consultant may not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that Consultant files a lawsuit for retaliation by Paycom for reporting a suspected violation of law, Consultant may disclose the trade secret to her attorney and use the trade secret information in the court proceeding, if Consultant files any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.
6.5.
RETURN OF CONFIDENTIAL INFORMATION. Except as otherwise expressly provided herein, upon termination or expiration of this Agreement, each Party will return to the other Party or, to the extent technically feasible, destroy all Confidential Information provided pursuant to this Agreement and all copies, notes, diagrams, and all other material containing any portion of such Confidential Information, unless such Confidential Information is otherwise licensed to such Party by separate written agreement. Upon a Party’s written request, a responsible officer of the other Party will certify in writing that requirements herein have been complied with by such other Party. The Parties’ obligations with respect to Confidential Information will continue during and for so long as the receiving Party retains such Confidential Information. Consultant understands and agrees that this Section is a material provision of this Agreement and that any breach of this Section shall be a material breach of this Agreement.
7.
REPRESENTATIONS AND WARRANTIES.
7.1.
Consultant represents and warrants to Paycom that:
(a)
Consultant has the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of Consultant’s obligations in this Agreement and any related SOW;
(b)
Consultant’s entering into this Agreement with Paycom and Consultant’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Consultant is subject;
(c)
Consultant has the required skill, experience, and qualifications to perform the Services, Consultant shall perform the Services in a professional and workmanlike manner in accordance with the best standards for similar services, and Consultant shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;
(d)
Consultant shall perform the Services in compliance with all applicable federal, state, and local laws and regulations;
(e)
Paycom will receive good and valid title to any Creative Works or deliverables, free and clear of all encumbrances and liens of any kind;
(f)
unless prior notice is provided to Paycom and unless prior written consent is obtained from Paycom, Consultant shall not use any other person, organization or entity to assist Consultant with Consultant’s provision of the Services, including with the Consultant’s

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contributions to any Creative Works or deliverables; and all such Creative Works contributed to by Consultant shall be the exclusive creation of Consultant, unless advance written consent is obtained from Paycom; and
(g)
all Creative Works or deliverables are and shall be Consultant’s original work (except for material in the public domain or provided by Paycom) and do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.
7.2.
Paycom hereby represents and warrants to Consultant that:
(a)
it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and
(b)
the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.
8.
INDEMNIFICATION. Consultant shall defend, indemnify, and hold harmless Paycom and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, if any, (including reasonable attorneys’ fees) arising out of or resulting from:
(a)
Consultant’s gross negligence, or willful misconduct which causes Paycom damages;
(b)
bodily injury, illness, or death of Consultant, or its employees or contractors; and
(c)
Consultant’s breach of any representation, warranty, or obligation under this Agreement.
9.
TERMINATION.
9.1.
Paycom may terminate this Agreement, effective immediately upon written notice to Consultant, if Consultant materially breaches this Agreement; provided, Paycom provides written notice to Consultant stating the specific acts or omissions which constitute such material breach and, if such material breach is capable of cure or correction, providing Consultant thirty (30) days to cure or otherwise correct such material breach. In the event of termination pursuant to this clause, Paycom shall be entitled to reimbursement of the Fees paid to Consultant.
9.2.
Paycom may terminate this Agreement, effective immediately upon written notice to Consultant, if Consultant engages in any of the activities described in Sections 6 or 12 hereof or if Consultant otherwise violates any of the terms in this Agreement; provided, Paycom provides written notice to Consultant stating the specific acts or omissions which constitute such violation and, if such violation is capable of cure or correction, providing Consultant thirty (30) days to cure or otherwise correct such violation. In the event of termination pursuant to this clause, Paycom shall be entitled to reimbursement of the Fees paid to Consultant.
9.3.
Upon expiration or termination of this Agreement for any reason, or at any other time upon Paycom's written request, Consultant shall within seven (7) days after such expiration, termination or written request:
(a)
deliver to Paycom all deliverables (whether complete or incomplete) and all hardware, software, tools, equipment, or other materials provided for Consultant’s use by Paycom;
(b)
deliver to Paycom all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information;
(c)
permanently erase all of the Confidential Information from Consultant’s computer systems; and

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(d)
certify in writing to Paycom that Consultant has complied with the requirements of this clause.
10.
SURVIVAL. The terms and conditions of this Section 10 and Section 4, Section 5, Section 5, Section 7, Section 8, Section 9, Section 11, Section 12, and Section 13 shall survive the expiration or termination of this Agreement in accordance with their terms.
11.
ASSIGNMENT. Consultant shall not assign any rights, or delegate or subcontract any obligations, or delegate any performance, under this Agreement without Paycom’s prior written consent. Any assignment or delegation in violation of the foregoing shall be deemed null and void. Paycom may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.
12.
NONCOMPETITION.
12.1.
During the Term and for an additional period of 12 months following termination for any reason (“Restricted Period”), in exchange for Paycom providing Confidential Information as well as Consultant’s equity interests, including the Accelerated Shares and Accelerated Units referenced in the Release and Award Cancellation and Acceleration Agreement entered into between Consultant and Paycom on or about the Effective Date, which the Parties agree is ancillary to this Agreement, Consultant agrees that she shall not provide services anywhere in United States (“Territory”), whether as an employee, contractor, partner, director, officer, investor, or in any other manner or capacity whatsoever, to any company, entity or person that offers services that directly compete with Paycom’s online payroll and human resources software services and human resources and payroll data management. Consultant agrees that Paycom’s business is conducted nationwide (and internationally) and that the Services will be rendered on a nationwide basis and, therefore, acknowledges that the listed geographic scope is reasonable because Consultant is presumed to have participated in Paycom’s business and/or had Confidential Information about Paycom throughout the United States. Consultant understands and agrees that this Section is a material provision of this Agreement and that any breach of this Section shall be a material breach of this Agreement.
12.2.
Consultant expressly acknowledge and agrees that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to Paycom for which monetary damages would not be an adequate remedy. Therefore, Consultant agrees that, in addition to any other right or remedy that may be available to Paycom in law or in equity, Paycom shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement. Notwithstanding any other provision to the contrary, Consultant acknowledges and agrees that the Restricted Period shall be tolled during any period a court of competent jurisdiction finds Consultant to be in violation of any of the covenants in Section 12 hereof.
13.
MISCELLANEOUS.
13.1.
Consultant shall not export, directly or indirectly, any technical data acquired from Paycom, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.
13.2.
All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the relevant Party at the address set forth on the first page of this Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), or email (with confirmation of receipt by the receiving Party), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving Party has received the Notice; and (b) the Party giving the Notice has complied with the requirements of this Section.

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13.3.
This Agreement, collectively with (a) any other documents incorporated herein by reference, including any SOW, and (b) Release and Award Cancellation and Acceleration Agreement between Paycom Software, Inc. and Consultant, dated on or about the Effective Date constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter; provided that the Employee Intellectual Property Assignment, Confidentiality, and Class Action Waiver Agreement signed by Consultant on February 5, 2025, and the Employee Non-Solicitation Agreement, signed by Consultant on February 5, 2025 shall survive and continue in full force and effect in accordance with their respective terms.
13.4.
This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by authorized representatives of each Party hereto, and any of the terms thereof may be waived, only by a written document signed by authorized representatives of each Party to this Agreement or, in the case of waiver, by the Party or Parties waiving compliance.
13.5.
This Agreement shall be governed by the laws of the State of Texas. With respect to any claim arising out of this Agreement, each Party irrevocably submits to the exclusive jurisdiction and exclusive venue of the states or federal courts of the State of Texas. To the maximum extent permitted by law, each party hereby waives a trial by jury of any dispute between them.
13.6.
Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Agreement is held to be prohibited, invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. If a Court or arbitrator determines that at the time this Agreement is presented for enforcement any provisions are overly broad or unenforceable (such as to time, geography, subject, or scope of restricted activity), the parties agree that the Court or arbitrator shall reform the Agreement to make it enforceable, if allowed by applicable law, to the maximum extent possible, and shall enforce the other terms as written.
13.7.
Consultant acknowledges and agrees that Paycom’s trademarks, tradenames, service marks, logos, other names and marks, and related product and service names, design marks, and slogans are the sole and exclusive property of Paycom. Consultant is not authorized to and shall not use, nor shall Consultant in any manner cause others to use, any of Paycom’s trademarks, tradenames, service marks, logos, other names and/or marks, and/or related product and service names, design marks, and/or slogans in any advertising, any publicity, any forum, any social media, or in any other manner, without the prior written consent of Paycom. Unless otherwise required by law or regulation, Consultant agrees that neither Consultant nor its then-current representatives (including its then-current members, managers, officers, and/or personnel) shall make any public statements or cause or encourage others to make, or allow to remain available for viewing, any public statement regarding Paycom, its business practices, its officers, its directors, its products, its services, and/or its employees. Consultant acknowledges and agrees that this prohibition extends to statements made to the public generally and/or any grouping of individuals, including but not limited to, the news media, the internet, social media platforms, investors, potential investors, industry associations, industry conferences, industry publications, and/or seminars. Consultant understands and agrees that this Section is a material provision of this Agreement and that any breach of this Section shall be a material breach of this Agreement, and that Paycom would be irreparably harmed by violation of this Section. The prohibition on non-private statements contained herein does not apply to internal communications entirely among Consultant’s own personnel relating to Paycom, Paycom’s products, Paycom’s services or Consultant’s experiences with Paycom’s personnel, products or services.
13.8.
This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Paycom Payroll, LLC		Consultant
By:	/s/ Robert D. Foster	By:	/s/ Amy Walker
Name:	Robert D. Foster	Name:	Amy Walker, individually
Chief Financial Officer

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Statement of Work No. 1

1.
Consultant shall be available to Paycom on an “as needed” basis to provide remote services to Paycom regarding Consultant’s client success expertise and knowledge, and general business consulting. These services shall include gathering and analyzing data, providing support and training, conducting primary and secondary research on markets, industries, competitors, and customers, and monitoring market trends and emerging technology.
2.
For the Services provided for in this Statement of Work No. 1, during the Term of this Agreement, Consultant shall receive compensation of $46,920.86 per month, payable on or before the 10th day of each month (the “Fee”), in arrears each month.
3.
Consultant shall not be required to maintain any standard or set office hours, be physically present in Paycom’s office, and shall be permitted to seek and obtain employment with third parties during the Term of this Agreement.
4.
Paycom shall provide Consultant with a reasonable estimate of the time and resources required to complete a project assigned under this Agreement. In the event Paycom assigns a project that exceeds Consultant’s available capacity, Consultant shall notify Paycom in writing within 5 business days of receiving the project assignment. Paycom and Consultant shall then work together to adjust the project scope, timeline, or resource allocation to ensure the project can be completed in a timely manner.

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